Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Third Quarter 2008 Results;

Revenue Increased 17.5 Percent; Enrollment Up 18.7 Percent;

Operating Income Up 25.5 Percent

MINNEAPOLIS, Nov. 6, 2008 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended Sept. 30, 2008.

•	Revenues for the three months ended Sept. 30, 2008, increased 17.5 percent to $65.2 million, compared to $55.5 million in the third quarter of 2007.

•	Total active enrollment increased 18.7 percent to 24,063 learners from the same period in 2007.

•

Operating income in the three months ended Sept. 30, 2008, increased 25.5 percent to $7.9 million, compared to $6.3 million during the same period in 2007. The operating margin in the third quarter was 12.2 percent of revenue, an increase of 80 basis points, compared to 11.4 percent of revenue during third quarter 2007.

•	The tax rate for the third quarter of 2008 was 34.2 percent, compared to 33.2 percent for third quarter 2007.

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CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 2

•	Net income for the third quarter of 2008 was $5.8 million, compared to $5.1 million in the third quarter of 2007.

•	Diluted net income per share was $0.34 in the third quarter of 2008, compared to $0.29 in the third quarter of 2007.

•	The company repurchased approximately 84,000 shares for total consideration of $4.2 million during the third quarter under the share repurchase plan authorized by the Board of Directors in July.

For the nine months ended Sept. 30, 2008, the Company reported:

•	Revenues increased 21.1 percent to $196.5 million, compared to $162.3 million for the same period in 2007.

•	Operating income for the nine months ending Sept. 30, 2008, was $23.7 million or 12.1 percent of revenue, compared to $17.3 million or 10.7 percent of revenue during the same period in 2007.

•	Net income year-to-date in 2008 was $17.6 million or $1.01 per weighted average number of diluted shares compared to $13.7 million or $0.80 for the same period in 2007.

“Capella has a solid strategy in place, is well positioned in the current market environment, and has achievable long-term objectives,” said Stephen Shank, chairman and chief executive officer of Capella Education Company. “During the third quarter, we made good progress in our recovery from operational challenges impacting new enrollment growth, related to the now completed implementation of our Enterprise Resource Planning (ERP) system,” continued Shank. “Our focus now is on increasing productivity levels and beginning to realize the substantial benefits of our best-in-class integrated infrastructure with our new ERP system. Over the last months, it has become clear that we have more opportunities than we previously envisioned for efficiency improvements and to drive growth. We are very excited about our future prospects,” concluded Shank.

Balance Sheet and Cash Flow

As of Sept. 30, 2008, the Company had cash, cash equivalents and marketable securities of $113.8 million, compared to $143.8 million at Dec. 31, 2007. The change from year-end 2007 to third quarter 2008 reflects payments related to the repurchase of $54.2 million of common stock, partially offset by increased cash flow from operations. The Company had no debt during the third quarter 2008 or at year-end 2007.

Cash flow from operations was $32.1 million during the first nine months of 2008 compared to $27.7 million in the same period of 2007. Capital expenditures were $9.9 million for the nine months ended Sept. 30, 2008, which compares to $14.1 million in capital expenditures in the first nine months of 2007, a decrease of $4.2 million related to the completion of the multi-year ERP system implementation in July 2008. Depreciation and amortization for the first nine months increased to $9.0 million from $7.3 million for the same period in 2007 primarily due to depreciation of the ERP system.

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CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 3

Outlook

For the full-year 2008 expectations continue to be year-over-year average enrollment growth of 18 to 20 percent, revenue growth of 20 to 22 percent and operating margins in the range of 14 to 15 percent.

For the fourth quarter ending Dec. 31, 2008, total enrollment is expected to grow by 18.0 to 19.0 percent and revenue to increase by 17.0 to 18.0 percent compared to the fourth quarter of 2007. The operating margin is anticipated to be approximately 20.0 to 20.5 percent of total revenue.

“With the continued focus on operational improvements, we expect year-over-year fourth quarter new enrollment growth to be the highest quarterly increase in 2008,” said Lois Martin, senior vice president and chief financial officer. “Revenue growth is expected to be slightly lower than enrollment growth in fourth quarter primarily due to timing of colloquia revenue.” concluded Martin.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such

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CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 4 relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; the successful operation and use of our ERP system and our ability to realize expected efficiency improvements from the system; reclassification of our adjunct faculty; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its third quarter 2008 results and fourth quarter 2008 outlook during a conference call scheduled today, Nov. 6, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial (888) 205-6439 (domestic) or (913) 312-0962 (international) at 8:50 a.m. (ET). The webcast will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available from November 6 through November 12, 2008, by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 3470650. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 22 graduate and undergraduate degree programs with 111 specializations and more than 1,020 courses. More than 24,000 learners were enrolled as of September 30, 2008. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 5

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

(In thousands, except par value)

	As of September 30, 2008	As of December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,280	$60,600
Marketable securities	93,536	83,167
Accounts receivable, net of allowance of $1,854 at September 30, 2008 and $951 at December 31, 2007	11,318	7,557
Prepaid expenses and other current assets	8,267	12,593
Deferred income taxes	1,876	1,896

Total current assets	135,277	165,813
Property and equipment, net	34,105	34,462

Total assets	$169,382	$200,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,451	$6,089
Accrued liabilities	19,932	23,826
Deferred revenue	10,900	6,476

Total current liabilities	36,283	36,391
Deferred rent	1,262	1,167
Other liabilities	335	335
Deferred income taxes	4,269	5,508

Total liabilities	42,149	43,401

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,581 at September 30, 2008 and 17,363 at December 31, 2007	166	173
Additional paid-in capital	150,121	196,643
Accumulated other comprehensive income (loss)	(539)	195
Retained earnings (accumulated deficit)	(22,515)	(40,137)

Total shareholders’ equity	127,233	156,874

Total liabilities and shareholders’ equity	$169,382	$200,275

CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 6

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited) (In thousands, except per share amounts)
Revenues	$65,239	$55,530	$196,539	$162,272
Costs and expenses:
Instructional costs and services	29,568	24,759	89,428	72,869
Marketing and promotional	20,828	17,583	61,794	52,753
General and administrative	6,907	6,865	21,605	19,364

Total costs and expenses	57,303	49,207	172,827	144,986

Operating income	7,936	6,323	23,712	17,286
Other income, net	839	1,253	3,236	3,477

Income before income taxes	8,775	7,576	26,948	20,763
Income tax expense	2,999	2,514	9,326	7,074

Net income	$5,776	$5,062	$17,622	$13,689

Net income per common share:
Basic	$0.35	$0.30	$1.04	$0.83

Diluted	$0.34	$0.29	$1.01	$0.80

Weighted average number of common shares outstanding:
Basic	16,626	16,810	16,893	16,411

Diluted	17,077	17,611	17,424	17,177

CAPELLA EDUCATION COMPANY REPORTS THIRD QUARTER 2008 RESULTS, page 7

CAPELLA EDUCATION COMPANY

Unaudited Other Information

(In thousands, except enrollment amounts)

	_September 30,_
	2008	2007	% Change
Enrollment by Degree(a):
PhD/Doctoral	9,023	8,037	12.3%
Master’s	11,095	9,105	21.9%
Bachelor’s	3,834	3,027	26.7%
Other	111	99	12.1%

Total	24,063	20,268	18.7%

(a)	Enrollment as of September 30, 2008 and 2007 is the enrollment as of the last day of classes for the quarter ended September 30, 2008 and 2007, respectively.

	Nine Months Ended September 30,
	2008	2007
Depreciation and amortization	$9,049	$7,277
Net cash flow provided by operating activities	32,145	27,744
Capital expenditures	9,891	14,070